Exhibit 10.1

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

SECTION 1 DEFINITIONS AND INTERPRETATION

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE VENDOR SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER SECTION 4 PURCHASE AND SALE

SECTION 5 CLOSING

SECTION 6 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS SECTION 7 CONDITIONS PRECEDENT TO THE VENDORS' OBLIGATIONS SECTION 8 CONDUCT OF BUSINESS PRIOR TO CLOSING

SECTION 9 EXAMINATION AND WAIVERS

SECTION 10 GENERAL

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 2nd day of May, 2006

BETWEEN:

HIGHLAND CLAN CREATIONS CORP.
#17 - 936 Peace Portal Drive
Blaine, Washington 98230

(the "Vendor")

AND:

UNIVERSAL FINANCIAL CONSULTING LIMITED
15 Lingfield Avenue
Kingston-Upon-Thames
Surrey KT1 2TL

(the "Purchaser")

WHEREAS:

A. The Vendor is the legal and beneficial owner of 100 Common shares without par value in the capital of Bodysentials Health & Beauty Inc., a British Columbia company (the "Company"), such shares being all of the issued shares in the capital of the Company;

B. The Vendor has each agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the Vendor's legal and beneficial interest in the shares in the capital of the Company on the terms and conditions as hereinafter contained;

WITNESSES that in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which being hereby acknowledged by each party), the parties covenant and agree as follows:

SECTION 1
DEFINITIONS AND INTERPRETATION

1.1        Definitions. In this Agreement the following words and phrases shall have the meanings set forth after each:

(a)	"Business" means the business currently and heretofore carried on by the Company consisting of the manufacture of nutritional and health related products as more particularly described in the attached Schedule “A”;

(b)	"Closing", "Closing Time", "Closing Date" means 10:00 a.m. on April 28, 2006, or such other time or date as may be agreed upon in writing by the parties;

(c)	"Business Corporations Act" means the Business Corporations Act of British Columbia in effect at the date of this Agreement;

(d)	"Debt" means the total amount owed by the Vendor to the Purchaser as of April 27, 2006 pursuant to the Convertible Loan Agreement dated May 20, 2005, including a principal amount of $100,000 and total interest in the amount of $10,000;

(e)	"Directors" means the person(s) holding the position(s) of director(s) of the Company;

(f)	"Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing;

(g)	"Key Employees" means the individuals employed by the Company and designated as "Key Employees" in Schedule C;

(h)	"Material Contracts" means those subsisting commitments, contracts, agreements, instruments, leases or other documents entered into by the Company by which it is bound or to which it or its assets are subject which have total payment obligations on the part of the Company which exceed $5,000 or are for a term of or in excess of one year;

(i)	"Notice" means any citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other written communication;

(j)	"Permits" means all licenses, permits, consents, authorities, certificates and registrations which are required, necessary or desirable for the conduct in the usual and ordinary course of the operation of the Business and the ownership or leasing of and the uses to which the assets of the Company have been and presently are put, as described in Schedule J;

(k)	"Person" includes an individual, corporation, body corporate, firm, partnership, syndicate, joint venture, association, trust, unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(l)	"Purchase Price" means the total amount of the Debt owed by the Vendor to the Purchaser as of May 30, 2006;

(m)	"Shares" means the 100 Common shares without par value in the capital of the Company owned by the Vendor;

1.2         Interpretation. For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	"this Agreement" means this Agreement, including the Schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b)	all references in this Agreement to a designated "section", "subsection", "paragraph" or other subdivision or to a Schedule, is to the designated section, subsection, paragraph or other subdivision of or Schedule to this Agreement unless otherwise specifically stated;

(c)	the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or other subdivision or Schedule;

(d)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable a body corporate;

(e)	the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import is used with reference thereto);

(f)	any words used herein shall, unless otherwise defined herein or unless there is something in the subject matter or context inconsistent therewith, have the meanings ascribed to such words in the Business Corporations Act;

(g)	except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(h)	where the phrase "to the best of the knowledge of" or phrases of similar import are used in this Agreement, it shall be a requirement that the person or persons in respect of whom the phrase is used shall have made such due enquiries as are reasonably necessary to enable him to make the statement or disclosure;

(i)	the headings to the sections, subsections and paragraphs of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(j)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(k)	the language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties;

(l)	all references to money in this Agreement, unless otherwise specified are or shall be to money in lawful money of Canada; if it is necessary to convert money from another currency to lawful money of Canada, such money shall be converted to lawful money of Canada at the date of Closing Date.

1.3	Schedules.	The following are the Schedules to this Agreement:

	Schedule A	Shareholders and Shareholdings
	Schedule B	Business
	Schedule C	Key Employees
	Schedule D	Material Contracts
	Schedule E	Encumbrances
	Schedule F	Assets/Inventory
	Schedule G	Intentionally Omitted
	Schedule H	Service Marks, Trade-Marks and Trade Names
	Schedule I	Litigation
	Schedule J	Permits

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

2.1       Representations and Warranties. To induce the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Vendor represents and warrants, as representations and warranties that are true and correct as of the date of this Agreement and that will be true and correct on the Closing Date as if such representations and warranties were made on the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and relate solely to such date or period), as follows:

2.1.1      Organization and Good Standing of the Company. The Company is duly incorporated under the Business Corporations Act, is not a reporting company, is validly existing and in good standing with respect to the filing of annual reports under the Business Corporations Act, and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. The Company is in good standing with respect to the filing of annual reports in the Province of British Columbia. Neither the nature of the business of the Company nor the location or character of the property owned or leased by it requires that the Company be registered or otherwise qualified or to be in good standing in any other jurisdiction.

2.1.2      Capitalization of the Company. The issued share capital of the Company together with the names and the number, class and kind of Shares held by each of the shareholders of the Company is as set forth on Schedule A.

2.1.3      Title. The Vendor owns and has good and marketable title to all of the Shares of the Company opposite his name on Schedule A as the legal and beneficial owner thereof free of all liens, claims, charges, options and encumbrances whatsoever and the Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of the Company.

2.1.4      Authority. The Vendor has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser.

2.1.5      Agreement Valid. This Agreement constitutes a valid and binding obligation of the Vendor and the Vendor is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which is violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof.

2.1.6      Absence of Options, etc. The Shares represent all of the issued and outstanding shares in the capital of the Company and no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

(a)	to require the Company to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Company;

(b)	for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

(c)	to require the Company to purchase, redeem or otherwise acquire any of the issued shares in the capital of the Company; or

(d)	to acquire the Shares or any of them.

2.1.7      Absence of Other Interest. The Company does not own any shares in or other securities of, or have any interest in the assets or business of, any other Person.

2.1.8      Absence of Undisclosed Liabilities. Except to the extent incurred subsequent to the date thereof in the ordinary and usual course of the Business of the Company, the Company does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise).

2.1.9      Accuracy of Records. All material financial transactions of the Company have been accurately recorded in the books and records of the Company and such books and records fairly present the financial position, condition and corporate affairs of the Company.

2.1.10      Title to Properties. The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal (except as since transferred, sold or otherwise disposed of in the ordinary and usual course of the Business of the Company), free and clear of all mortgages, pledges, liens, title retention agreements, encumbrances or charges of any kind or character whatever except as shown in Schedule E and none of the Company's assets or properties are in the possession of or under the control of any other Person.

2.1.11      Material Contracts. Except for the liens, charges and encumbrances listed in Schedule E, the Equipment and other personal property leases and agreements listed in Schedule G, and the contracts and agreements listed in Schedule D, the Company is not party to or bound by any material contract or commitment, whether oral or written, and the contracts and agreements listed in Schedule D are all valid and subsisting and in full force and effect and unamended, no material default exists in respect thereof on the part of the Company or any of the other parties thereto, the Vendor are not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements and Schedule D lists all the present outstanding Material Contracts entered into by the Company and in the ordinary course of carrying on its Business.

2.1.12      Employment Contracts. There are no written contracts of employment, whether contracts of service or contracts for service, or collective agreements entered into with any employees employed by the Company other than those listed in Schedule K. The written contracts of employment listed in Schedule K are all in full force and effect as of the date hereof and the Company is not in default under any of the provisions thereof.

2.1.13      Employees, Etc.. Schedule C sets forth the names and titles of all of the employees of the Company, and of all personnel employed or engaged in the Business together with particulars of the material terms and conditions of employment or engagement of such persons, including rates of remuneration, benefits and positions held. All employees have been paid all salaries, wages, income and any other sum due and owing to them by the Company as at the end of the most recent completed pay period. The Vendor is not aware of any labour conflict with any of the Company's employees which might reasonably be expected to have a materially adverse effect on the operations of the Company.

2.1.14	Absence of Guarantees. The Company has not given:

	(a)	any guarantees with respect to the obligations of any other Person; or

	(b)	any indemnities, or incurred any contingent or indirect obligations, with respect to the obligation of any other Person (including any obligation to service the debt of or otherwise acquire any obligation of another Person or to supply funds to, or otherwise maintain, any working capital or other balance sheet condition of any other Person).

2.1.15	Absence of Conflicting Agreements. The Company is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, judgment or decree which would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, by the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein

2.1.16      Litigation. Other than as set forth in Schedule I, there is not any suit, action, litigation, investigation, arbitration, administrative or other proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to the Company, which might materially and adversely affect the Business, assets, properties, future prospects or financial condition of the Company. There is not presently outstanding against the Company any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority.

2.1.17      Withholding. All amounts required to be withheld by the Company from its employees' salaries or wages and to be paid to any Governmental Authority pursuant to any statute have been withheld and paid.

2.1.18      Corporate Records. To the best of the knowledge of the Vendor, the Company has kept the records required to be kept by the Business Corporations Act and any other applicable corporate legislation and such records are complete and accurate and contain all minutes of all meetings of directors and members of the Company.

2.1.19      Permits. The Company holds all Permits, including those listed in Schedule J issued by any Governmental Authority which are necessary or desirable in connection with the conduct and operation of the Business and the ownership or leasing by the Company of its assets. The conduct and operation of the Business as now owned, leased, conducted or operated is not in breach of or in default under any term or condition of any Permits, all of which are in good standing. No notice of breach or default or defect in respect of the terms and conditions of any of the Permits has been received by the Company and the Vendor are not aware of any matters which could give rise to such notice.

2.1.20	Filings. The Company:

	(a)	has duly filed in a timely manner, if applicable:

		(i)	all federal and provincial income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms were completed correctly in all respects; and

		(ii)	all Workers' Compensation Board returns, corporation capital tax returns and other reports and information required to be filed with all applicable Governmental Authorities and all such returns and reports were completed correctly in all respects;

	(b)	has paid all taxes (including all federal, provincial and local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to the Company for all previous years and all required quarterly instalments due for the current fiscal year have been paid;

and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by the Company nor is there any action, suit, proceeding, investigation or claim now threatened or pending against the Company in respect of, or discussions underway with any Governmental Authority relating to, any such tax or governmental charge or deficiency.

2.1.21      Trade-Marks Etc.. The Company does not have and does not use any service marks, trade names, or trademarks other than those shown in Schedule H.

2.1.22     Indebtedness to Vendor. Except for the payment of salaries and reimbursement of out-of-pocket expenses in the ordinary course of business and except for amounts disclosed in the Schedules hereto, the Company is not indebted to any of the Vendor or any directors, officers, or employees of the Company or any affiliate or associate of any of them, on any account whatsoever.

2.1.23      Condition of Assets. All assets and all other plant, machinery, facilities and equipment used by the Company in connection with the Business are in good operating condition and in a good state of maintenance and repair for equipment of similar age relative to the standards of maintenance and repair maintained by other companies carrying on a similar business in Canada.

2.1.24      Undisclosed Information. The Vendor does not have any specific information relating to the Company which is not generally known or which has not been disclosed to the Purchaser and which if known could reasonably be expected to have a materially adverse effect on the value of the Shares.

The Vendor acknowledge that the truth and accuracy of the foregoing representations and warranties shall not detract from nor impair the Vendor' obligations contained in Section 10 to indemnify the Purchaser.

2.2     Other Representations. All statements contained in any certificate or other instrument delivered at the Closing by or on behalf of the Vendor in connection with the transactions in this Agreement shall be deemed to be representations and warranties by the Vendor hereunder.

2.3     Survival. The representations and warranties of the Vendor contained in this Agreement shall survive the Closing and the payment of the Purchase Price and notwithstanding the Closing and the payment of the Purchase Price, or any investigations or enquiries made by the Purchaser prior to the Closing or the waiver of any condition by the Purchaser, the representations and warranties of the Vendor shall (except where otherwise specifically provided in this Agreement) survive the Closing and shall continue in full force and effect for the benefit of the Purchaser for a period of 1 years from the Closing Date for all matters except income tax liability or other tax matters. With respect to income tax liability of the Company or other tax matters, the representations and warranties of the Vendor shall survive the Closing and continue in full force and effect for the benefit of the Purchaser for a period of 2 years from the later date of mailing of a notice of original assessment by the Minister of National Revenue and the date of mailing of a notification from the Minister of National Revenue that no tax is payable by the Company for the fiscal year of the Company ending on the Closing Date.

2.4     Reliance. The Vendor acknowledge and agree that the Purchaser has entered into this Agreement relying on the representations and warranties and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Purchaser and that no information which is now known or should be known or which may hereafter become known to the Purchaser or its officers, directors or professional advisers shall limit or extinguish the right to indemnification under Section 10.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1     Representations and Warranties. To induce the Vendor to enter into and to complete the transactions contemplated by this Agreement, the Purchaser represents and warrants, as representations and warranties that are true and correct as of the date of this Agreement and that will be true and correct on the Closing Date as if such representations and warranties were made on the Closing Date (except insofar as such representations and warranties are stated to be given as of a particular date or for a particular period and relate solely to such date or period), as follows:

3.1.1	Status of Purchaser. The Purchaser:

	(a)	is an entity duly established, organized, and validly existing and in good standing under the laws of its jurisdiction; and

	(b)	has the full power, authority, right and capacity to execute and deliver this Agreement, to complete the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth.

3.1.2      Authority to Purchase. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

3.1.3      Purchase Will Not Cause Default. Neither the execution nor the delivery of this Agreement or the other agreements and instruments contemplated hereby, nor the completion of the transactions contemplated hereby, will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with, violate or cause any, or give to any person or Governmental Authority any right of, after the giving of a notice or lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

(a)	any constating documents, charter documents or by-laws of the Purchaser or any resolution of directors or shareholders of the Purchaser;

(b)	any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, Permit, licence or other instrument or commitment to which the Purchaser is a party or is subject, or by which it is bound or from which it derives benefit; or

(c)	any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which the Purchaser is bound or to which the Purchaser is subject.

3.1.4      Survival of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing and the purchase of the Shares and notwithstanding the Closing and the purchase of the Shares the representations and warranties of the Purchaser shall continue in full force and effect for the benefit of the Vendor for a period of 2 years from the Closing Date.

3.1.5      Reliance. The Purchaser acknowledges and agrees that the Vendor have entered into this Agreement relying on the representations and warranties and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Vendor and that no information which is now known or should be known or which may hereafter become known to the Vendor or its professional advisers shall limit or extinguish the right to indemnification under Section 10.

SECTION 4
PURCHASE AND SALE

4.1      Shares. Based and relying on the representations and warranties set forth in Sections 2 and 3, the Purchaser hereby agrees to purchase the Shares from the Vendor and the Vendor agrees to sell the Shares to the Purchaser, free and clear of all liens, claims, charges, options and encumbrances whatsoever and the Purchaser hereby agrees to pay the Purchase Price to the Vendor by means of forgiveness of the total Debt owed by the Purchaser to the Vendor on the terms and conditions hereinafter set forth.

SECTION 5
CLOSING

5.1      Closing Date and Location. The transactions contemplated in this Agreement shall be completed at 10 a.m. on the 28th day of April, 2006 at the offices of the Company, 1815 Lilac Drive, Surrey, B.C., or at such other time or at such other location as may be mutually agreed upon in writing by the parties.

5.2      Vendor's Closing Documents. On the Closing Date, the Vendor shall deliver, or cause to be delivered, to the Purchaser the documents set forth in subsection 6.1.5 and such other documents as the Purchaser may reasonably require to perfect the purchase and sale intended by this Agreement.

SECTION 6
CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

6.1        Purchaser's Conditions Precedent. The obligation of the Purchaser to complete the purchase of the Shares is conditional upon the fulfilment of the following conditions precedent:

6.1.1     Truth and Accuracy of Representations of the Vendor. The representations and warranties of the Vendor contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Vendor shall be true and correct at the Closing with the same effect as if made on and as of the Closing Date and the Vendor shall have complied with and performed all their respective obligations, covenants and agreements herein.

6.1.2    Performance of Obligations. The Vendor shall have caused the Company to have performed and complied with all the obligations to be performed and complied with by the Company.

6.1.3      Absence of Injunctions, etc.. No injunction or restraining order of any court or administrative tribunal shall be in effect prohibiting the transactions contemplated hereby and no action or proceeding shall have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the transactions contemplated hereby.

6.1.4      Absence of Change of Conditions. Since the date of this Agreement and prior to the Closing Date, no event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) shall have been passed which materially and adversely affects the financial condition, operations or business prospects of the Company.

6.1.5      Closing Documentation. The Purchaser shall have received from the Vendor and, where applicable, the Company the following closing documentation:

(a)	the share certificate representing the Shares in the name of the Vendor, duly endorsed for transfer to the Purchaser;

(b)	a certified copy of resolutions of the directors of the Company authorizing the transfer of the Shares, the registration of the Shares in the name of the Purchaser and the issuance of share certificates representing the Shares in the name of the Purchaser;

(c)	the share certificate representing the Shares in the name of the Purchaser, signed by the President of the Company;

(d)	a certified copy of the register of members and transfers of the Company showing the Purchaser as the registered owner of the Shares;

(e)	a statutory declaration sworn by the Vendor certifying, to the best of his knowledge, information and belief that the representations and warranties of the Vendor set forth in Section 2 are true and correct as of the Closing Date;

(f)	all other necessary consents, waivers (including waivers of pre-emptive rights and rights of first refusal) and authorizations required to enable the transfer of the Shares to the Purchaser as provided for in this Agreement;

(g)	the corporate minute books and all other books and records of the Company; and

(h)	the seal of the Company, if any.

6.1.6      Major Clients. The Purchaser shall be satisfied, acting reasonably, that the major clients and suppliers of the Company are prepared to continue their business relationships with the Company after the Closing Date and that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein shall not constitute defaults under any of the Material Contracts.

6.2        Conditions for Benefit of Purchaser. The foregoing conditions are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date by delivery of a written waiver to that effect, signed by the Purchaser. Notwithstanding any such waiver, completion of the purchase and sale contemplated by this Agreement by the Purchaser shall not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Vendor set forth in Section 2 of this Agreement, and the representations and warranties of the Vendor set forth in Section 2 of this Agreement shall survive the completion and payment of the Purchase Price.

SECTION 7
CONDITIONS PRECEDENT TO THE VENDORS' OBLIGATIONS

7.1       Vendors' Conditions Precedent. The obligations of the Vendor to complete the sale of the Shares is conditional upon the fulfilment of the following conditions precedent:

7.1.1    Truth and Accuracy of Representations of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Closing with the same effect as if made on and as of the Closing Date.

7.1.2    Performance of Obligations. The Purchaser shall have complied with and performed all its obligations, covenants and agreements herein.

7.1.3    Release of Debt Liability. The Purchaser shall, upon Closing, provide to the Vendor a document releasing and extinguishing the full liability of the Debt.

7.2      Conditions for Benefit of the Vendor. The foregoing conditions are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part on or before the Closing Date by delivery of a written waiver or waivers to that effect, signed by the Vendor. Notwithstanding any such waiver, completion of the purchase and sale contemplated by this Agreement by the Vendor shall not prejudice or affect in any way the rights of the Vendor in respect of the representations and warranties of the Purchaser set forth in Section 3 of this Agreement, and the representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall survive for a period of 2 years from the date hereof.

SECTION 8
CONDUCT OF BUSINESS PRIOR TO CLOSING

8.1       Conduct. Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing Date, the Vendor shall cause the Company to do the following:

8.1.1    Conduct Business in Ordinary Course. Conduct the Company's business in the ordinary and normal course and not, without the prior written consent of the Purchaser, enter into any transaction which would constitute a breach of the representations, warranties or agreements contained herein.

8.1.2    Continue Insurance. Continue in force all existing policies, if any, of insurance presently maintained by the Company.

8.1.3    Perform Obligations. Comply with all laws affecting the operation of the Company's businesses and pay all required taxes.

8.1.4    Prevent Certain Changes. Not, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts described in subsection 2.1.13 except as specifically permitted thereunder.

8.1.5    Compliance with Section 9. Comply with the provisions of Section 9 hereof.

SECTION 9
EXAMINATION AND WAIVERS

9.1      Access for Investigation. The Vendor shall permit the Purchaser and its employees, agents, legal counsel, accountants and other representatives, between the date of this Agreement and the Closing Date, to have access during normal business hours to the premises and to all the Key Employees, books, accounts, records and other data of the Company (including, without limitation, all corporate, accounting and tax records and any electronic or computer accessed data) and to the properties and assets of the Company and the Company will furnish, and require that the Company's principal bankers, appraisers and independent auditors and other advisors furnish, to the Purchaser such financial and operating data and other information with respect to the business, properties and assets of the Company as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Section 2. It is also the intention of the parties that the Purchaser will be entitled to meet with the Company's major clients, customers and suppliers prior to Closing.

9.2      Disclosure of Information. Until the Closing and, in the event of the termination of this Agreement without completion of the transactions contemplated hereby, thereafter, the Purchaser will use its best efforts to keep confidential any information (unless otherwise required by law or such information is readily available or becomes readily available, from public or published information or sources) obtained from the Company. If this Agreement is so terminated, promptly after such termination all documents, work papers and other written material obtained from a party in connection with this Agreement and not theretofore made public (including all copies and photocopies thereof), shall be returned to the party which provided such material. Before and after Closing the Vendor and the Purchaser will not disclose the Purchase Price except as reasonably required for income tax and other reporting requirements or as required by law.

SECTION 10
GENERAL

10.1      Public Notices. The parties agree that all notices to third parties and all publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no party hereto shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

10.2      Legal and Other Fees and Expenses. Unless otherwise specifically provided herein, the parties will pay their respective legal, accounting and other professional fees and expenses, including goods and services taxes and sales tax on such fees and expenses, incurred by each in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby and the other matters pertaining hereto.

10.3     Time. Time shall be of the essence hereof.

10.4     Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or telecopied to the party to whom it is given or if mailed, by prepaid registered mail, addressed to such party at the addresses listed on the first page of this Agreement or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this section. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day next following the date of its mailing unless at the time of mailing or within five business days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or telecopied to the party to whom it is addressed shall be deemed to have been given and received on the day it was delivered, provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

10.5     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties submit and attorn the jurisdiction of the Courts of the Province of British Columbia.

10.6      Severability. If any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby, unless in either case as result of such determination this Agreement would fail in its essential purpose.

10.7      Entire Agreement. This Agreement contains the whole agreement between the parties in respect of the subject matters hereof and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth in this Agreement and this Agreement supersedes all of the terms of any written or oral agreement or understanding between the parties.

10.8      Further Assurances. Each of the parties will, on demand by another party, execute and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other may either before or after the Closing reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assure the completion of the transactions contemplated hereby, whether before or after the Closing Date.

10.9      Enurement. This Agreement and each of the terms and provisions hereof shall enure to the benefit of and be binding upon each of the parties and, as applicable, their heirs, executors, administrators, successors and assigns.

10.10    Modifications, Approvals and Consents. No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

10.11    Assignment. The Purchaser may assign the benefit of this Agreement to any affiliate or associate of the Purchaser without the consents of the Vendor provided that notice of such assignment is delivered to the Vendor at least business days prior to Closing. The Purchaser may not otherwise assign the benefit of this Agreement except with the prior written consents of the Vendor, which consents may be arbitrarily withheld. In the event of any permitted assignment, the Purchaser shall nevertheless remain bound by the terms hereof including the obligation to pay the Purchase Price when due.

10.12    Counterparts. This Agreement may be executed in any number of counterparts or by facsimile, each of which shall together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which shall together be deemed to be an original, notwithstanding that all of the parties are not signatory to the same counterpart or facsimile.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

HIGHLAND CLAN CREATIONS CORP.

________________________________
Authorized Signatory

UNIVERSAL FINANCIAL CONSULTING LTD.

_______________________________
Authorized Signatory

SCHEDULE A

SHAREHOLDERS AND SHAREHOLDINGS

Highland Clan Creations Corp. – 100 Common Shares

SCHEDULE B

BUSINESS

The development and manufacture of nutritional and health related products and the sale of those products by way of direct selling and multi-level marketing.

SCHEDULE C

KEY EMPLOYEES

Brent McMullin

Brad McMullin

SCHEDULE D

MATERIAL CONTRACTS

An agreement with Internet Next Step Solutions Inc. entered May 2005 for a network marketing software platform at the Company’s website at www.bodysentials.com. The software package provides internet marketing functions, including allowing members (i.e. distributors of our products) to have their own replicated website, a members’ lounge and distributor tracking capacity. The Company is committed to paying a total of $60,000 in licensing fees over two years in respect of this software. In addition the Company is committed to paying $500 per month for server access and $200 per month maintenance fee.

SCHEDULE E

ENCUMBRANCES

None

SCHEDULE F

ASSETS & INVENTORY LIST

Nutritional beverage/supplement formulations:

A.	The G.P. 4.0 Nutritional Beverages, including the Orange Drink and Milk Shake.

B.	A.S.D.E.W. herbal formulation.

C.	ENERGY PLUS herbal formulation.

D.	MULTI VITA-MIN nutritional mineral and vitamin formulation.

E.	STRESS EZE, herbal formulation

F.	CYCLE 28, herbal formulation

G.	CINERGY

H.	MEI SING SKIN CARE LINE

Cash of approximately $1,798

Current inventory of products having a book value of $15,289

Deposits and other assets of $1,633

Property and equipment of $1,993

Website at www.bodysentials.com

All independent distributors of Bodysentials

SCHEDULE G

Intentionally Omitted

SCHEDULE H

SERVICE MARKS, TRADEMARKS AND TRADE NAMES

PRODUCT NAMES:

G.P. 4.0 Orange Drink and Milk Shake A.S.D.E.W. Herbal Detoxifier ENERGY PLUS MULTI VITA-MIN STRESS EZE CYCLE 28 CINERGY MEI SING SKIN CARE – including trademark of Mei Sing Logo

TRADE NAMES:

      BODYSENTIALS – including trademark of Bodysentials Logo
      BODYSENTIALS HEALTH & BEAUTY

SCHEDULE I

LITIGATION

NONE

SCHEDULE J

PERMITS

Business License